SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 2)*

Altus Pharmaceuticals, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

02216N105

(CUSIP Number)

December 31, 2008

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]

Rule 13d-1(b)

[   ]

Rule 13d-1(c)

[X]

Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 18 Pages

Exhibit Index Contained on Page 17

CUSIP NO. 02216N105	13 G	Page 2 of 18

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON U.S. Venture Partners VIII, L.P. (“USVP VIII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
3,128,274 shares; except that Presidio Management Group VIII, L.L.C. (“PMG VIII”), the general partner of USVP VIII, may be deemed to have sole power to vote these shares, and Timothy Connors (“Connors”), Irwin Federman (“Federman”), Winston Fu  (“Fu”), Steven M. Krausz  (“Krausz”), David Liddle (“Liddle”), Jonathan D. Root (“Root”), Christopher Rust (“Rust”) and Philip M. Young (“Young”), the managing members of PMG VIII, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
3,128,274 shares; except that PMG VIII, the general partner of USVP VIII, may be deemed to have the sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,128,274
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.0%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 02216N105	13 G	Page 3 of 18

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON USVP VIII Affiliates Fund, L.P. (“USVP VIII AF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
23,029 shares; except that PMG VIII, the general partner of USVP VIII AF, may be deemed to have sole power to vote these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
23,029 shares; except that PMG VIII, the general partner of USVP VIII AF, may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,029
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 02216N105	13 G	Page 4 of 18

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON USVP Entrepreneur Partners VIII-A, L.P. (“USVP EP VIII-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
29,358 shares; except that PMG VIII, the general partner of USVP EP VIII-A,  may be deemed to have sole power to vote these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
29,358 shares; except that PMG VIII, the general partner of USVP EP VIII-A,  may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,358
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 02216N105	13 G	Page 5 of 18

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON USVP Entrepreneur Partners VIII-B, L.P. (“USVP EP VIII-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
15,686 shares; except that PMG VIII, the general partner of USVP EP VIII-B, may be deemed to have sole power to vote these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
15,686 shares; except that PMG VIII, the general partner of USVP EP VIII-B, may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,686
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 02216N105	13 G	Page 6 of 18

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Presidio Management Group VIII, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER
3,196,347 shares, of which 3,128,274 are directly owned by USVP VIII, 23,029 are directly owned by USVP VIII AF, 29,358 are directly owned by USVP EP VIII-A and 15,686 are directly owned by USVP EP VIII-B.  PMG VIII, the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B, may be deemed to have sole power to vote these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
3,196,347 shares, of which 3,128,274 are directly owned by USVP VIII, 23,029 are directly owned by USVP VIII AF, 29,358 are directly owned by USVP EP VIII-A and 15,686 are directly owned by USVP EP VIII-B.  PMG VIII, the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B, may be deemed to have sole power to dispose of these shares, and Connors, Federman, Fu, Krausz, Liddle, Root, Rust and Young, the managing members of PMG VIII, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,196,347
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.3%
12	TYPE OF REPORTING PERSON* OO

CUSIP NO. 02216N105	13 G	Page 7 of 18

1	NAME OF REPORTING PERSON Timothy Connors
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
6

SHARED VOTING POWER
3,196,347 shares, of which 3,128,274 are directly owned by USVP VIII, 23,029 are directly owned by USVP VIII AF, 29,358 are directly owned by USVP EP VIII-A and 15,686 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Connors, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares
8

SHARED DISPOSITIVE POWER
3,196,347 shares, of which 3,128,274 are directly owned by USVP VIII, 23,029 are directly owned by USVP VIII AF, 29,358 are directly owned by USVP EP VIII-A and 15,686 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Connors, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,196,347
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.3%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 02216N105	13 G	Page 8 of 18

1	NAME OF REPORTING PERSON Irwin Federman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
6

SHARED VOTING POWER
3,196,347 shares, of which 3,128,274 are directly owned by USVP VIII, 23,029 are directly owned by USVP VIII AF, 29,358 are directly owned by USVP EP VIII-A and 15,686 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Federman, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares
8

SHARED DISPOSITIVE POWER
3,196,347 shares, of which 3,128,274 are directly owned by USVP VIII, 23,029 are directly owned by USVP VIII AF, 29,358 are directly owned by USVP EP VIII-A and 15,686 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Federman, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,196,347
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.3%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 02216N105	13 G	Page 9 of 18

1	NAME OF REPORTING PERSON Winston Fu
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
6

SHARED VOTING POWER
3,196,347 shares, of which 3,128,274 are directly owned by USVP VIII, 23,029 are directly owned by USVP VIII AF, 29,358 are directly owned by USVP EP VIII-A and 15,686 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Fu, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares
8

SHARED DISPOSITIVE POWER
3,196,347 shares, of which 3,128,274 are directly owned by USVP VIII, 23,029 are directly owned by USVP VIII AF, 29,358 are directly owned by USVP EP VIII-A and 15,686 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Fu, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,196,347
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.3%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 02216N105	13 G	Page 10 of 18

1	NAME OF REPORTING PERSON Steven M. Krausz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
6

SHARED VOTING POWER
3,196,347 shares, of which 3,128,274 are directly owned by USVP VIII, 23,029 are directly owned by USVP VIII AF, 29,358 are directly owned by USVP EP VIII-A and 15,686 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Krausz, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares
8

SHARED DISPOSITIVE POWER
3,196,347 shares, of which 3,128,274 are directly owned by USVP VIII, 23,029 are directly owned by USVP VIII AF, 29,358 are directly owned by USVP EP VIII-A and 15,686 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Krausz, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,196,347
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.3%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 02216N105	13 G	Page 11 of 18

1	NAME OF REPORTING PERSON David Liddle
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
6

SHARED VOTING POWER
3,196,347 shares, of which 3,128,274 are directly owned by USVP VIII, 23,029 are directly owned by USVP VIII AF, 29,358 are directly owned by USVP EP VIII-A and 15,686 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Liddle, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares
8

SHARED DISPOSITIVE POWER
3,196,347 shares, of which 3,128,274 are directly owned by USVP VIII, 23,029 are directly owned by USVP VIII AF, 29,358 are directly owned by USVP EP VIII-A and 15,686 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Liddle, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,196,347
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.3%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 02216N105	13 G	Page 12 of 18

1	NAME OF REPORTING PERSON Jonathan D. Root
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 41,499 shares, all of which are issuable upon the exercise of options.
6

SHARED VOTING POWER
3,196,347 shares, of which 3,128,274 are directly owned by USVP VIII, 23,029 are directly owned by USVP VIII AF, 29,358 are directly owned by USVP EP VIII-A and 15,686 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Root, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 41,499 shares, all of which are issuable upon the exercise of options.
8

SHARED DISPOSITIVE POWER
3,196,347 shares, of which 3,128,274 are directly owned by USVP VIII, 23,029 are directly owned by USVP VIII AF, 29,358 are directly owned by USVP EP VIII-A and 15,686 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Root, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,237,846
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.4%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 02216N105	13 G	Page 13 of 18

1	NAME OF REPORTING PERSON Christopher Rust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
6

SHARED VOTING POWER
3,196,347 shares, of which 3,128,274 are directly owned by USVP VIII, 23,029 are directly owned by USVP VIII AF, 29,358 are directly owned by USVP EP VIII-A and 15,686 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Rust, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares
8

SHARED DISPOSITIVE POWER
3,196,347 shares, of which 3,128,274 are directly owned by USVP VIII, 23,029 are directly owned by USVP VIII AF, 29,358 are directly owned by USVP EP VIII-A and 15,686 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Rust, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,196,347
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.3%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 02216N105	13 G	Page 14 of 18

1	NAME OF REPORTING PERSON Philip M. Young
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
6

SHARED VOTING POWER
3,196,347 shares, of which 3,128,274 are directly owned by USVP VIII, 23,029 are directly owned by USVP VIII AF, 29,358 are directly owned by USVP EP VIII-A and 15,686 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Young, a managing member of PMG VIII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares
8

SHARED DISPOSITIVE POWER
3,196,347 shares, of which 3,128,274 are directly owned by USVP VIII, 23,029 are directly owned by USVP VIII AF, 29,358 are directly owned by USVP EP VIII-A and 15,686 are directly owned by USVP EP VIII-B.  PMG VIII is the general partner of USVP VIII, USVP VIII AF, USVP EP VIII-A and USVP EP VIII-B. Young, a managing member of PMG VIII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,196,347
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.3%
12	TYPE OF REPORTING PERSON* IN

CUSIP NO. 02216N105	13 G	Page 15 of 18

This Amendment No. 2 amends the Statement on Schedule 13G previously filed by Presidio Management Group VIII, L.L.C., U.S. Venture Partners VIII, L.P., USVP VIII Affiliates Fund, L.P., USVP Entrepreneur Partners VIII-A, L.P., USVP Entrepreneur Partners VIII-B, L.P., Timothy Connors, Irwin Federman, Winston Fu, Steven M. Krausz, David Liddle, Jonathan D. Root, Christopher Rust and Philip M. Young.  The foregoing entities and individuals are collectively referred to as the “Reporting Persons.” Only those items as to which there has been a change are included in this Amendment No. 2.

ITEM 4.

OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)

Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)

Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)

Number of shares as to which such person has:

(i)

Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)

Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)

Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)

Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

CUSIP NO. 02216N105	13 G	Page 16 of 18

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 2008

PRESIDIO MANAGEMENT GROUP VIII, L.L.C.

U.S. VENTURE PARTNERS VIII, L.P.
By Presidio Management Group VIII, L.L.C.
Its General Partner

USVP VIII AFFILIATES FUND, L.P.
By Presidio Management Group VIII, L.L.C.
Its General Partner

USVP ENTREPRENEUR PARTNERS VIII-A, L.P.,
By Presidio Management Group VIII, L.L.C.
Its General Partner

USVP ENTREPRENEUR PARTNERS VIII-B, L.P.,
By Presidio Management Group VIII, L.L.C.
Its General Partner

TIMOTHY CONNORS IRWIN FEDERMAN WINSTON FU STEVEN M. KRAUSZ DAVID LIDDLE JONATHAN D. ROOT CHRISTOPHER RUST PHILIP M. YOUNG
By: /s/ Michael Maher Michael Maher, Chief Financial Officer/Attorney-In-Fact for the above-listed entities*	By: /s/ Michael Maher Michael Maher, Attorney-In-Fact for the above-listed individuals*

*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

CUSIP NO. 02216N105	13 G	Page 17 of 18

EXHIBIT INDEX

Found on Sequentially Numbered Page
Exhibit
Exhibit A: Agreement of Joint Filing	18

CUSIP NO. 02216N105	13 G	Page 18 of 18

EXHIBIT A

Agreement of Joint Filing

The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Altus Pharmaceuticals, Inc. shall be filed on behalf of each of the Reporting Persons.  Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.